Supplementary Agreement
to Lease Agreement dated on 28th June 2004 —— 0701-01

This Supplementary Agreement (hereinafter referred to as "the Supplementary Agreement") is entered into on December 31, 2007, in the city of Shanghai, by and between Shanghai Kai Hong Technology Co., Ltd. (hereinafter referred to as "Party A") with its registered office at No.1, Lane 18, SanZhuang Road Songjiang Export Processing Zone Shanghai, China and Shanghai Yuan Hao Electronic Co., Ltd. (hereinafter referred to as "Party B") with its registered office at No.1, Lane 18, SanZhuang Road Songjiang Export Processing Zone, Shanghai, China.

Party A and Party B are collectively referred to as the “Parties” and each as a “Party”.

WHEREAS,

1.
Party A and Party B, on June 28th, 2004, entered into the Lease Agreement (hereinafter referred to as “the Lease Agreement”) of the First Floor and Second Floor of the building located at No.1 Lane 18, SanZhuang Road Songjiang Export Processing Zone, Shanghai, China (“New Building”) that Party B is the owner representative and has the legal right for leasing the New Building and relevant facilities, including Distribution building, Power Building, Lobby (hereinafter referred to as “the Original Lease Areas”)

2.
Now through amicable discussion, Party B agrees to lease out and Party A agrees to lease in the Fourth and Fifth Floor of the New Building and relevant facilities, including Power Building and Lobby (see attachment) (hereinafter referred to as “the New Lease Areas”).

The Parties enter into the Supplementary Agreement as follows:

1. Gross Area of the New Lease Areas

1.1 The gross area of the Fourth Floor of the New Building (“Fourth Floor”) is 3,243.4 square meters.
1.2 The gross area of the Fifth Floor of the New Building (“Fifth Floor”) is 3,243.4 square meters.
1.3 The gross area of the Lobby of the New Building (“Lobby”) is 128 square meters, and Party A will share 40% of the Lobby, which is 51.2 square meters as a consequence of leasing the new area. The total gross area of the lease area (“Total Lease Area”) is 6,538 square meters.
1.4 The gross area of the three-story Power Building that will be built to support the Fourth and Fifth Floor of the New Building is 960 square meters with 320 square meters for each story. Party A will lease the three-story Power Building with a total area of 960 square meters.
1.5 Party B shall locate an empty land lot outside the New Building and appoint a construction operator with relevant qualification to build the Power Building and shall deliver the said Power Building to Party A for Party A’s use subsequent to the completion of such construction.
1.6 Party B agrees to install a new elevator for the New Building at its own expenses.

2. Lease Term

For the above New Lease Areas, the initial lease term is hereby from the date of 1 March 2007 to the date of 28 February 2012. The lease term shall be automatically renewed for successive five (5) year terms when the initial lease term expires unless Party A gives termination notice not less than 30 days before the expiration of any lease term. In its operating period, Party A has the priority to the New Lease Areas defined in this Supplementary Agreement and Party B shall not terminate this Supplementary Agreement without reasonable cause and Party A's consent in writing.

For the renewal period, the items relating to the rental stipulated in Section 3 of the Supplementary Agreement shall be adjusted on the basis of the market price at that renewal time.

3. Rental and Other Fees
Party A agrees to pay Party B rental fee, Building Management Fee and Ground Lease Fee as follows:

3.1 Rental
The Parties agree that the monthly rental fee of the above New Lease Areas shall be as follows:
(1)	The gross area of the Fourth and Fifth floor of the New Building is 6,486.80 square meters, monthly rental fee is US$3.15 per square meter and the total monthly rental fee shall be US$20,433.42.

(2)
The gross area of the Lobby of the New Building is 128 square meters, and Party A will share 40% of which is 51.2 square meters as a consequence of leasing the new area, monthly rental fee is US$3.15 per square meter and the total monthly rental fee shall be US$ 161.28.

(3)
The gross area of the Power Building of the New Building for the Fourth and Fifth Floor is 960 square meters, monthly rental fee is US$3.15 per square meter and the total monthly rental fee shall be US$3,024.

(4)	The total rental fee for the lease area shall be US$23,618.70 .

3.2 Building Management Fee
Party A agrees to pay Party B the Building Management Fee based on 5% of the monthly rental fee (US$23,618.70) referred in above Section 3.1. The total monthly Building Management Fee is US$1,180.94.
Party B shall provide Party A the management service as below:
(1)	the Guard service for the public area outside of the Original Lease Areas and the New Lease Areas.
(2)	the maintenance and repairs of the buildings and facilities of the lease area.
(3)	the maintenance and repairs of the public facilities of the public factory area and buildings.
(4)	the cleanliness and sanitation of the lease area and public area.
(5)	the landscaping of the lease area and public area, including the planting and maintenance.
(6)	other building management service to be provided by Party B.

3.3 Ground Lease Fee
As the ground outside of the New Building is reduced to 5,906.5 square meters due to the construction of the Power Building for the Fourth and Fifth Floor as set forth in the Sections 1.4 of this Supplementary Agreement, both Parties agree to modify the Section 4.3 of the Lease Agreement regarding the Ground Lease Fee upon the execution of this Supplementary Agreement into “Party A agrees to pay Ground Lease Fee on the 100% of the gross area of 5,906.5 square meters as of 1 May 2007 (i.e. calculated at US$0.5 per square meter, Party A shall pay monthly Ground Lease Fee of US$2,953.25, for Party A pays a monthly Ground Lease Fee of US$ 1,867.95 under the Lease Agreement dated 1 March 2006, so the incremental Ground Lease Fee is US$ 1,085.30).”

3.4 Subject to the above figures in Section 1 and Section 3, Party A shall pay a total monthly fee of US$25,884.94 to Party B under this Supplementary Agreement from 1 March 2007.

3.5 Rental-free Period

3.5.1 In consideration of Party A’s decoration projects for the Fourth and Fifth Floor of the New Building, Party B hereby grants Party A and Party A is entitled to a 60-days rental-free period subsequent to Party B’s delivery of the Fourth and Fifth Floor of the New Building (i.e. from the date of 1 March 2007 to the date of 30 April 2007). During the above-said period, Party A shall not pay monthly rental fee or related Building Management Fee for the Fourth and Fifth Floor of the New Building to Party B. In case that Party B delays in delivery of the Fourth and Fifth Floor of the New Building to Party A, the above-said rental-free period shall be put off accordingly

3.5.2 Considering that it takes Party B certain time to build the Power Building for the Fourth and Fifth Floor of the New Building and Party B shall inspect and accept the work at its own expenses upon completion of construction before delivery to Party A for inspection and acceptance. The two Parties agree that Party B should deliver the Power Building to Party A for inspection and acceptance before 30 March 2007. Party B hereby grants Party A and Party A is entitled to a 30-days rental-free period subsequent to Party B’s delivery of the Power Building (i.e. from the date of 1 April 2007 to the date of 30 April 2007). During the above-said period, Party A shall not pay monthly rental fee or related Building Management Fee for the Power Building to Party B. Party A should pay monthly rental fee or related Building Management Fee for the Power Building to Party B commencing from 1 May 2007. In case that Party B delays in delivery of the Power Building to Party A, the above-mentioned period shall be put off accordingly.

4. Method of Payment

Party A shall pay the rental fee in RMB to Party B before the first day of every month. Each month’s Rental fee in RMB shall be calculated according to the currency exchange rate formula as described in Exhibit A, attached hereto and made a part of this Supplementary Agreement. Monthly Rental fee prior to January 2008 shall be calculated based on the currency exchange rate data as described in Exhibit B, attached hereto and made a part of this Supplementary Agreement, using the currency exchange rate formula as described in Exhibit A.

5. Deposit

For the lease of the above lease area, Party A shall pay Party B a deposit amounting to US$24,704 within 10 days of the effective date of the Supplementary Agreement. Party A shall pay the Deposit in RMB (Yuan) according to the Median Rate of Exchanges published by the Bank of China on the day of payment to the RMB account as prescribed by Party B.

6. Guarantees

6.1 Party B hereby guarantees that if part of or all of the New Building (including Original Lease Areas and New Lease Areas) are sold to any third party during the lease term period or the period of renewal, Party B shall notify Party A in writing 12 months before such sales and Party A shall have the first right of refusal for such sales subject to the same terms and conditions. If Party A has received such notice from Party B and Party A does not exercise its first right of refusal within 30 days upon receipt of the notice and has so replied to Party B, Party B may sell part of or all of the New Building (including Original Lease Areas and New Lease Areas) to the third party after 11 months of notification. However, Party B shall guarantee that the third party will continue the performance of the Lease Agreement and the Supplementary Agreement. In case that the third party fails to perform the Lease Agreement and the Supplementary Agreement, Party B shall compensate Party A for all of Party A’s losses and damages. Compensation should include, but not limited to, relocation fees and business operation losses.

6.2 In case that Party B mortgages part of or all of the New Building (including Original Lease Areas and New Lease Areas) to a third party, Party B shall notify Party A 30 days in advance. Any loss suffered by Party A for such mortgage shall be indemnified by Party B in full. Compensation should include, but not limited to, relocation fees and business operation losses.

6.3 Party B guarantees that before any part of the New Building beyond the Original Lease Areas and the New Lease Areas is leased to any third party, Party B shall notify Party A 30 days in advance and Party A shall have the first right of refusal with respect to such lease subject to the same terms and conditions. If Party A has received such notice and does not exercise its first right of refusal within 30 days upon receipt of the notice and has so replied to Party B, Party B should disclose related information about the third party and lease such part of the New Building to the third party after getting Party A’s consent. If Party A does not consent to such a lease, Party B may lease such part of the New Building beyond the Original Lease Areas and New Lease Areas to the third party after 12 months of notification. However, Party B shall guarantee that such lease will not affect Party A’ s proper use of the Original Lease Areas and New Lease Areas. Party B shall indemnify Party A for any Party A’s damages or losses caused by such lease. Compensation should include but not limited to relocation fees and business operation losses.

7. Entire Agreement

This Supplementary Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Supplementary Agreement will be deemed to have been drafted by both Parties. No modification of this Supplementary Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

8. The Effective Date of the Supplementary Agreement

The Supplementary Agreement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on the Supplementary Agreement. The Supplementary Agreement forms an integral part of the Lease Agreement. If there is any discrepancy between the Lease Agreement and the Supplementary Agreement, this Supplementary Agreement shall prevail.
By: Party A	By: Party B
Address:	Address:
Attn.:	Attn.:
Party A:	Party B:
Representative:	Representative:
Date:	Date:

Exhibit A

Currency Exchange Rate Formula

Each month’s Rental fee shall be calculated and converted into an amount of Rental fee in RMB (“Rental fee in RMB”) for Party A to pay to Party B.

Beginning from March 2007 until the termination month of the Lease Agreement, both Parties may each be responsible for fifty percent (50%) of any increase or decrease in Rental fee in RMB as a result of the fluctuation in the monthly currency exchange rate between US Dollars and RMB over a certain percentage as defined by the currency exchange rate formula below based on the Median Rate of Exchange published by the Bank of China (“US/RMB Exchange Rate”) on the first day of each month.

The currency exchange rate formula is as follows:

a)	“Adjusted US/RMB Exchange Rate” is defined as the currency exchange rate calculated based on Section (c)(i) below that will be used to calculate Party A’s monthly Rental fee in RMB to Party B.

b)	The “initial US/RMB Exchange Rate” is defined as the US/RMB Exchange Rate of 1 U.S. Dollar to 8.277 RMB.

c)
The Adjusted US/RMB Exchange Rate is calculated first by comparing the US/RMB Exchange Rate on the first day of each month with the Adjusted US/RMB Exchange Rate on the first day of the previous month (or the initial US/RMB Exchange Rate for calculating the US/RMB Exchange Rate for the month of March 2007):

i)
If the US/RMB Exchange Rate on the first day of a given month (“x”) is at least five percent (5%) less or more than the Adjusted US/RMB Exchange Rate on the first day of the previous month (or the initial US/RMB Exchange Rate for calculating the US/RMB Exchange Rate for the month of March 2007) (“y”), then both exchange rate numbers, x and y, shall be combined together and divided by 2 to produce a new Adjusted US/RMB Exchange Rate as the Adjusted US/RMB Exchange Rate that both Parties should use that month to calculate the correct Rental fee in RMB.

ii)
If the US/RMB Exchange Rate on the first day of a given month (“x”) is not at least five percent (5%) less or more than the Adjusted US/RMB Exchange Rate on the first day of the previous month (or the initial US/RMB Exchange Rate for calculating the US/RMB Exchange Rate for the month of March 2007) (“y”), then the previous month’s Adjusted US/RMB Exchange Rate (or the initial US/RMB Exchange Rate for calculating the Rental fee for March 2007), y, should continue be used to calculate the correct Rental fee in RMB that Party A should pay to Party B to satisfy that particular month’s Rental fee.

Exhibit B

Historical Data of the US/RMB Exchange Rate
from April 2007 to December 2007

		USD/RMB	Adjusted USD/RMB
	Rent Fee-USD	1St of Mth	Contract Rate	Exchange % Act vs Contract	Rent fee - RMB
			8.277
Mar	25,884.94	7.7472	8.0121		Free of charge
Apr	25,884.94	7.7306	8.0121		Free of charge
May	25,884.94	7.7055	8.0121		207,392.73
Jun	25,884.94	7.6497	8.0121		207,392.73
Jul	25,884.94	7.6075	7.8098	-5.05	202,156.20
Aug	25,884.94	7.5660	7.8098		202,156.20
Sep	25,884.94	7.5546	7.8098		202,156.20
Oct	25,884.94	7.5108	7.8098		202,156.20
Nov	25,884.94	7.4552	7.8098		202,156.20
Dec	25,884.94	7.4143	7.6121	-5.06	197,037.46
Y07 Total	258,849.40				1,622,603.94